Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 6, 2019, relating to the consolidated financial statements of Trovagene, Inc. (the “Company”) appearing in the Company’s Annual Report in Form 10-K for the year ended December 31, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California
March 8, 2019